EXHIBIT 99.2

September 30, 2015	QUARTERLY REPORT

Dear Shareholder:

The third quarter of 2015 was another period of progress for C&N. Our focus on “Creating Value Through Relationships” remains a clear priority. Business development activities continue to gain traction as evidenced by loan growth of $16 million during the quarter, which included increases of $9.4 million in commercial loans and $6.6 million in residential mortgages. These results reflect our priority in reversing the trend of declining net interest income due to the continued low interest rate environment. In order to sustain this momentum, we have added two commercial and two residential lenders to build relationships in the Lycoming County market, the largest market in our current footprint. Our staff across the franchise remains fully engaged in our communities. And internally, we are focused on engaging and connecting all members of the Team to enhance the value we deliver to our customers. We have included some of these efforts in this edition of banCNotes, along with a piece highlighting the value our Retirement Services Department delivers to help customers answer the question “Will You Be Ready?” as they plan for their retirement years.

Earnings per share for the third quarter 2015 were $0.35, compared to $0.36 in the second quarter 2015 and $0.34 in the third quarter 2014. For the nine months ended September 30, 2015, diluted earnings per share was $1.01 as compared to $1.02 for the first nine months of 2014. Return on average assets for the first nine months of 2015 was 1.32%, and return on average equity was 8.78%.

Net interest income was flat during the third quarter as compared to the second quarter reflecting the positive impact of loan growth in offsetting the ongoing challenges of a flat yield curve. Overall, the yield on earning assets declined slightly more than the cost of funds resulting in a net interest margin of 3.66%, or a decline of .03%.

The provision for loan losses was $302,000 in the third quarter, an increase of $81,000 from the second quarter. The provision totaled $526,000 through the first nine months of 2015, up from $353,000 for the same period in 2014. These increases reflect additions to the loan loss reserve to support the increase in loans outstanding. Credit quality remains strong and the level of past due and non-performing loans was stable during the quarter.

Noninterest revenue, excluding securities gains, totaled $3.96 million during both the second and third quarters of 2015, up from $3.89 million in the third quarter 2014. Noninterest revenue totaled $11.4 million for the first nine months of 2015, down $208,000 (1.8%) from the corresponding period in 2014. C&N generated gains from sales of securities totaling $79,000 during the third quarter.

Noninterest expenses, excluding loss on prepayment of borrowings, totaled $8.12 million as compared to $7.96 million in the second quarter, primarily due to increases in salaries and benefits costs of $222,000. Additions to staff and healthcare costs were the drivers of the increase in personnel expenses. For the first nine months of 2015, noninterest expenses, excluding loss on prepayment of borrowings, totaled $24.55 million, down $1.36 million (5.3%) from the first nine months of 2014. The decrease in noninterest expenses year to date were the result of a number of factors and reflects management’s ongoing focus on controlling overhead expenses, while investing in areas that support revenue growth over time.

Total assets and deposits declined modestly during the quarter ended September 30, 2015 compared to the prior quarter, year-end 2014 and September 30, 2014. As stated earlier, total loans increased $16 million during the third quarter and have grown $50 million since September 30, 2014.

C&N’s capital position remains very strong by all measures and we continue to support shareholder value through a strong cash dividend and common stock repurchase program. The dividend paid in the third quarter was $.26 per share producing a yield of 5.33% based on the September 30, 2015 market price of $19.52. The Company repurchased 27,100 shares during the third quarter of 2015 at an average price of $19.52 per share. Cumulatively, 411,400 shares have been repurchased at an average price of $19.31 since the plan to buy back up to 622,500 shares was announced in July 2014.

We are committed to creating value for you as shareholders and encourage you to keep building your relationship with C&N as your source of financial advice, counsel, and solutions.

Thank you for your ongoing support.

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(In Thousands, Except Per Share Data) (Unaudited)

	3RD	3RD
	QUARTER	QUARTER
	2015	2014
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$11,134	$11,572	$(438)	-3.78%
Interest Expense	1,126	1,287	(161)	-12.51%
Net Interest Income	10,008	10,285	(277)	-2.69%
Provision for Loan Losses	302	218	84	38.53%
Net Interest Income After Provision for Loan Losses	9,706	10,067	(361)	-3.59%
Other Income	3,961	3,887	74	1.90%
Net Gains on Available-for-sale Securities	79	760	(681)	-89.61%
Loss on Prepayment of Borrowings	0	0	0
Other Noninterest Expenses	8,117	9,036	(919)	-10.17%
Income Before Income Tax Provision	5,629	5,678	(49)	-0.86%
Income Tax Provision	1,395	1,411	(16)	-1.13%
Net Income	$4,234	$4,267	$(33)	-0.77%

PER COMMON SHARE DATA:
Net Income – Basic	$0.35	$0.34	$0.01	2.94%
Net Income – Diluted	$0.35	$0.34	$0.01	2.94%
Dividend Per Share	$0.26	$0.26	$0.00	0.00%
Number Shares Used in Computation – Basic	12,200,129	12,399,482
Number Shares Used in Computation – Diluted	12,220,330	12,420,000

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(In Thousands, Except Per Share Data) (Unaudited)

	9 MONTHS ENDED
	SEPTEMBER 30,
	2015	2014
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$33,483	$34,541	$(1,058)	-3.06%
Interest Expense	3,515	3,865	(350)	-9.06%
Net Interest Income	29,968	30,676	(708)	-2.31%
Provision for Loan Losses	526	353	173	49.01%
Net Interest Income After Provision for Loan Losses	29,442	30,323	(881)	-2.91%
Other Income	11,410	11,618	(208)	-1.79%
Net Gains on Available-for-sale Securities	1,085	894	191	21.36%
Loss on Prepayment of Borrowings	910	0	910
Other Noninterest Expenses	24,545	25,907	(1,362)	-5.26%
Income Before Income Tax Provision	16,482	16,928	(446)	-2.63%
Income Tax Provision	4,076	4,210	(134)	-3.18%
Net Income	$12,406	$12,718	$(312)	-2.45%

PER COMMON SHARE DATA:
Net Income - Basic	$1.02	$1.02	$0.00	0.00%
Net Income - Diluted	$1.01	$1.02	$(0.01)	-0.98%
Dividend Per Share	$0.78	$0.78	$0.00	0.00%
Number Shares Used in Computation - Basic	12,222,557	12,419,538
Number Shares Used in Computation - Diluted	12,243,746	12,440,917
Market Value (Last Trade)	$19.52	$19.00	$0.52	2.74%
Price Earnings Multiple (Annualized)	14.35	13.97	0.38	2.72%
Dividend Yield (Annualized)	5.33%	5.47%	-0.14%	-2.56%

CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands, Except Per Share Data) (Unaudited)

	SEPT. 30,	SEPT. 30,	SEPT. 30, 2015 vs 2014
	2015	2014	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$32,221	$55,439	$(23,218)	-41.88%
Available-for-sale Securities	461,713	508,253	(46,540)	-9.16%
Loans Held for Sale	76	418	(342)	-81.82%
Loans, Net	672,449	621,960	50,489	8.12%
Intangible Assets	11,978	12,003	(25)	-0.21%
Other Assets	54,094	58,460	(4,366)	-7.47%
TOTAL ASSETS	$1,232,531	$1,256,533	$(24,002)	-1.91%

LIABILITIES
Deposits	$961,112	$981,529	$(20,417)	-2.08%
Repo Sweep Accounts	5,744	6,765	(1,021)	-15.09%
Total Deposits and Repo Sweeps	966,856	988,294	(21,438)	-2.17%
Borrowed Funds	67,342	73,131	(5,789)	-7.92%
Other Liabilities	8,233	8,234	(1)	-0.01%
TOTAL LIABILITIES	1,042,431	1,069,659	(27,228)	-2.55%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income	183,978	182,837	1,141	0.62%
Accumulated Other Comprehensive Income:
Net Unrealized Gains/Losses on
Available-for-sale Securities	6,116	3,940	2,176	55.23%
Defined Benefit Plans	6	97	(91)	-93.81%
TOTAL SHAREHOLDERS' EQUITY	190,100	186,874	3,226	1.73%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,232,531	$1,256,533	$(24,002)	-1.91%

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